Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES 2019 RESULTS

MADISON, Wis. - February 20, 2020 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) for 2019 and 2018 as follows:

	GAAP EPS		Non-GAAP EPS
	2019	2018	2019	2018
Utilities and Corporate Services	$2.22	$2.08	$2.22	$2.06
American Transmission Company (ATC) Holdings	0.14	0.12	0.12	0.12
Non-utility and Parent	(0.03)	(0.01)	(0.03)	(0.01)
Alliant Energy Consolidated	$2.33	$2.19	$2.31	$2.17

“In 2019, we once again delivered solid financial and operational results. Consistent with our 5-7% long-term earnings growth goal, our temperature-normalized non-GAAP earnings per share increased 7% over calendar year 2018,” said John Larsen, Alliant Energy Chairman, President and CEO. “We’re putting renewable energy to work for our customers by advancing our renewable energy investments and preparing the energy grid for more distributed energy resources.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $2.22 per share of GAAP EPS in 2019, which was $0.14 per share higher than 2018. The primary drivers of higher EPS were higher earnings due to Interstate Power and Light Company’s (IPL’s) and Wisconsin Power and Light Company’s (WPL’s) increasing rate base. This item was partially offset by higher depreciation expense, higher interest expense and equity dilution.

Non-utility and Parent - Alliant Energy’s Non-utility and Parent operations generated $(0.03) per share of GAAP EPS in 2019, which was $0.02 per share lower than 2018. The primary driver of lower EPS was higher interest expense.

Earnings Adjustments - Non-GAAP EPS for 2019 excludes earnings of $0.02 per share related to ATC return on equity (ROE) reserve adjustments due to a Federal Energy Regulatory Commission decision in the fourth quarter of 2019 regarding Midcontinent Independent System Operator, Inc. transmission owners’ authorized ROE. Non-GAAP EPS for 2018 excludes earnings of $0.02 per share related to Federal Tax Reform adjustments as a result of clarifying rules issued in 2018. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Temperature Impacts to Non-GAAP EPS - The estimated net impacts of temperatures on retail electric and gas sales were $0.05 per share and $0.06 per share gains in 2019 and 2018, respectively. The temperature-normalized non-GAAP EPS was $2.26 and $2.11 for fiscal years 2019 and 2018, respectively.

Details regarding GAAP EPS variances between 2019 and 2018 for Alliant Energy are as follows:

	2019	2018	Variance
Higher revenue requirements primarily due to increasing rate base			$0.55
Higher depreciation expense			(0.19)
Higher interest expense			(0.08)
Equity dilution			(0.06)
ATC ROE reserve adjustments	$0.02	$—	0.02
Tax return adjustments due to Federal Tax Reform	—	0.02	(0.02)
Net temperature impact on retail electric and gas sales	0.05	0.06	(0.01)
Other			(0.07)
Total Alliant Energy Consolidated			$0.14

Higher revenue requirements primarily due to increasing rate base - In March 2019, IPL filed a request with the Iowa Utilities Board (IUB) to increase annual rates for its Iowa retail electric customers by $204 million, based on a 2020 forward-looking test period. IPL concurrently filed for interim retail electric rates based on 2018 historical data adjusted for certain known and measurable changes occurring in the first quarter of 2019. An interim retail electric rate increase of $90 million, on an annual basis, was implemented effective April 2019. In October 2019, IPL filed a partial settlement agreement with the IUB to increase annual rates for its Iowa retail electric customers by $127 million. This settlement agreement was approved by the IUB in January 2020. As part of this agreement, IPL will refund $8 million of 2019 interim rates in 2020. IPL recognized $0.34 per share of higher electric margins in 2019 due to retail electric rate increases, including the interim refund agreed to as part of the settlement.

In December 2018, WPL received an order from the Public Service Commission of Wisconsin approving WPL’s proposed settlement for its retail electric and gas rate review covering the 2019/2020 Test Period, effective January 1, 2019. Under the settlement, WPL’s retail electric and gas base rates will not change from current levels through the end of 2020. The $61 million retail electric revenue requirement increase for 2019, resulting from increasing investments in rate base, was offset by lower fuel-related costs and federal tax reform refunds. WPL recognized $0.21 per share of higher electric margins from increasing investments in rate base in 2019.

Net temperature impact of electric and gas sales - Alliant Energy’s retail electric and gas sales increased in 2019 and 2018 due to impacts of temperatures on customer demand.

WPL’s recent retail electric and gas rate orders included an earnings sharing mechanism whereby WPL must defer a portion of its earnings and return this amount to its retail electric and gas customers if its annual regulatory return on common equity exceeds 10.25%. As a result, a portion of the higher margins recognized at WPL due to the temperature impact on retail electric and gas sales in 2019 and 2018 is expected to be returned to customers in the future.

A portion of Alliant Energy’s performance pay is based on earnings. As a result, a portion of the higher earnings resulting from the temperature impact on retail electric and gas sales in 2019 and 2018 was offset by higher performance pay expense. Alliant Energy’s estimated temperature impact on retail electric and gas sales, net of the WPL earnings sharing mechanism and the portion of performance pay associated with temperature impacts on earnings, was estimated to be a $0.05 per share and $0.06 per share increase in earnings for 2019 and 2018, respectively.

2020 Earnings Guidance

Alliant Energy’s consolidated EPS guidance of $2.34 to $2.48 for 2020 remains unchanged. Drivers for Alliant Energy’s 2020 earnings guidance include, but are not limited to:

•	Ability of IPL and WPL to earn their authorized rates of return

•	Stable economy and resulting implications on utility sales

•	Normal temperatures in its utility service territories

•	Execution of cost controls

•	Execution of capital expenditure and financing plans

•	Consolidated effective tax rate of (11%)

The 2020 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, adjustments related to guarantees, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

“The customers and the communities we serve will continue to benefit from reliable, affordable, cleaner energy as a result of our strong pipeline of investments in renewable energy, and electric and gas distribution. Our 2020 earnings guidance of $2.34 to $2.48 per share is consistent with our long-term growth objective of 5% to 7% annually,” said Larsen.

Earnings Conference Call

A conference call to review the 2019 results is scheduled for Friday, February 21st at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer John Larsen, and Executive Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-394-8218 (United States or Canada) or 323-794-2149 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through February 28, 2020, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 970,000 electric and 420,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed and certain other retired assets, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders;

•
the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
any material post-closing payments related to any past asset divestitures, including the sale of Whiting Petroleum, which could result from, among other things, indemnification agreements, warranties, parental guarantees or litigation;

•
employee workforce factors, including changes in key executives, ability to hire and retain employees with specialized skills, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	weather effects on results of utility operations;

•
issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals rule, future changes in environmental laws and regulations, including federal, state or local regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;

•	increased pressure from customers, investors and other stakeholders to more rapidly reduce carbon dioxide emissions;

•
the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•	the impact of the economy in IPL’s and WPL’s service territories and the resulting impacts on sales volumes, margins and the ability to collect unpaid bills;

•	the ability to complete construction of wind and solar projects within the cost caps set by regulators and to meet all requirements to qualify for the full level of production tax credits;

•	changes in the price of delivered natural gas, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;

•	disruptions in the supply and delivery of natural gas, purchased electricity and coal;

•
the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;

•
issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;

•
impacts that excessive heat, storms or natural disasters have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities, or on the operations of Alliant Energy’s investments;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•
changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, life expectancies and demographics;

•	material changes in employee-related benefit and compensation costs;

•	risks associated with operation and ownership of non-utility holdings;

•	changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;

•	impacts on equity income from unconsolidated investments due to further potential changes to ATC LLC’s authorized ROE;

•
impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;

•	the impacts of adjustments made to deferred tax assets and liabilities from changes in the tax laws;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;

•	the effect of accounting standards issued periodically by standard-setting bodies;

•	the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and

•	factors listed in the “2020 Earnings Guidance” section of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), including the section therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2020 earnings guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include the use of (1) income and EPS for the fourth quarter and year ended December 31, 2019 excluding the ATC ROE reserve adjustments; and (2) income and EPS for the year ended December 31, 2018 excluding the tax return adjustments due to Federal Tax Reform. Alliant Energy believes these non-GAAP financial measures are useful to investors because they provide an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the fourth quarter and year ended December 31, 2019 and 2018. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release references year-over-year variances in utility electric margins and utility gas margins. Utility electric margins and utility gas margins are non-GAAP financial measures that are reported and reconciled to the most directly comparable GAAP measure, operating income, in our 2019 Form 10-K.

This press release also includes temperature-normalized non-GAAP EPS for the year ended December 31, 2019 and 2018. Alliant Energy believes this non-GAAP measure is useful to investors because the measure facilitates period-to-period comparison of Alliant Energy’s operating performance and provides investors with information on a basis consistent with measures that management uses to assess Alliant Energy’s earnings growth rate.

The tax impact adjustments represent the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the estimated consolidated statutory tax rate.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow, and in the case of temperature-normalized non-GAAP EPS, in the press release above.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
FULL YEAR EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2019	2018	2019	2018	2019	2018
IPL	$1.19	$1.13	$—	$—	$1.19	$1.13
WPL	0.98	0.89	—	(0.02)	0.98	0.87
Corporate Services	0.05	0.06	—	—	0.05	0.06
Subtotal for Utilities and Corporate Services	2.22	2.08	—	(0.02)	2.22	2.06
ATC Holdings	0.14	0.12	(0.02)	—	0.12	0.12
Non-utility and Parent	(0.03)	(0.01)	—	—	(0.03)	(0.01)
Alliant Energy Consolidated	$2.33	$2.19	($0.02)	($0.02)	$2.31	$2.17

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2019	2018	2019	2018	2019	2018
IPL	$284.1	$264.0	$—	($1.1)	$284.1	$262.9
WPL	233.0	208.1	—	(5.5)	233.0	202.6
Corporate Services	12.4	13.6	—	—	12.4	13.6
Subtotal for Utilities and Corporate Services	529.5	485.7	—	(6.6)	529.5	479.1
ATC Holdings	33.6	28.4	(4.2)	—	29.4	28.4
Non-utility and Parent	(5.9)	(2.0)	—	1.0	(5.9)	(1.0)
Alliant Energy Consolidated	$557.2	$512.1	($4.2)	($5.6)	$553.0	$506.5

Adjusted, or non-GAAP, earnings do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP (Income) Loss		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2019	2018	2019	2018
Utilities and Corporate Services:
Tax return adjustments due to Federal Tax Reform at WPL	$—	($5.5)	$—	($0.02)
Tax return adjustments due to Federal Tax Reform at IPL	—	(1.1)	—	—
Subtotal for Utilities and Corporate Services	—	(6.6)	—	(0.02)
ATC ROE reserve adjustments, net of tax impacts of $1.6 million	(4.2)	—	(0.02)	—
Tax return adjustments due to Federal Tax Reform at Non-utility and Parent	—	1.0	—	—
Total Alliant Energy Consolidated	($4.2)	($5.6)	($0.02)	($0.02)

ALLIANT ENERGY CORPORATION
FOURTH QUARTER EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the fourth quarter:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2019	2018	2019	2018	2019	2018
IPL	$0.19	$0.17	$—	$—	$0.19	$0.17
WPL	0.21	0.16	—	—	0.21	0.16
Corporate Services	0.01	0.01	—	—	0.01	0.01
Subtotal for Utilities and Corporate Services	0.41	0.34	—	—	0.41	0.34
ATC Holdings	0.05	0.04	(0.02)	—	0.03	0.04
Non-utility and Parent	—	(0.02)	—	—	—	(0.02)
Alliant Energy Consolidated	$0.46	$0.36	($0.02)	$—	$0.44	$0.36

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2019	2018	2019	2018	2019	2018
IPL	$44.7	$39.1	$—	$—	$44.7	$39.1
WPL	49.8	38.0	—	—	49.8	38.0
Corporate Services	3.3	3.1	—	—	3.3	3.1
Subtotal for Utilities and Corporate Services	97.8	80.2	—	—	97.8	80.2
ATC Holdings	11.1	9.1	(4.2)	—	6.9	9.1
Non-utility and Parent	2.6	(4.0)	—	—	2.6	(4.0)
Alliant Energy Consolidated	$111.5	$85.3	($4.2)	$—	$107.3	$85.3

Adjusted, or non-GAAP, earnings do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2019	2018	2019	2018
ATC Holdings:
ATC ROE reserve adjustments, net of tax impacts of $1.6 million	($4.2)	$—	($0.02)	$—
Total Alliant Energy Consolidated	($4.2)	$—	($0.02)	$—

Details regarding GAAP EPS variances between fourth quarter of 2019 and 2018 for Alliant Energy’s operations are as follows:

	2019	2018	Variance
Higher revenue requirements primarily due to increasing rate base			$0.15
Higher depreciation expense			(0.04)
Higher interest expense			(0.02)
ATC ROE reserve adjustments	$0.02	$—	0.02
Equity dilution			(0.01)
Total Alliant Energy Consolidated			$0.10

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Revenues:
Electric utility	$713.1	$704.1	$3,063.6	$3,000.3
Gas utility	132.7	147.6	455.2	446.6
Other utility	13.3	11.8	46.5	48.0
Non-utility	21.0	10.0	82.4	39.6
	880.1	873.5	3,647.7	3,534.5
Operating expenses:
Electric production fuel and purchased power	175.0	215.5	776.7	855.0
Electric transmission service	118.5	120.5	481.4	495.7
Cost of gas sold	70.6	82.3	221.7	232.3
Other operation and maintenance:
Energy efficiency costs	18.7	16.7	86.1	69.2
Non-utility Transportation	16.0	4.6	59.9	17.2
Other	150.3	155.7	566.2	559.4
Depreciation and amortization	143.6	130.5	567.2	506.9
Taxes other than income taxes	26.5	26.3	110.8	104.4
	719.2	752.1	2,870.0	2,840.1
Operating income	160.9	121.4	777.7	694.4
Other (income) and deductions:
Interest expense	69.1	63.2	272.9	247.0
Equity income from unconsolidated investments, net	(17.8)	(13.0)	(53.0)	(54.6)
Allowance for funds used during construction	(27.1)	(23.8)	(92.7)	(75.6)
Other	3.4	1.6	14.4	7.6
	27.6	28.0	141.6	124.4
Income before income taxes	133.3	93.4	636.1	570.0
Income taxes	19.3	5.6	68.7	47.7
Net income	114.0	87.8	567.4	522.3
Preferred dividend requirements of IPL	2.5	2.5	10.2	10.2
Net income attributable to Alliant Energy common shareowners	$111.5	$85.3	$557.2	$512.1
Weighted average number of common shares outstanding:
Basic	241.0	236.0	238.5	233.6
Diluted	241.4	236.0	239.0	233.6
Earnings per weighted average common share attributable to Alliant Energy common shareowners:
Basic	$0.46	$0.36	$2.34	$2.19
Diluted	$0.46	$0.36	$2.33	$2.19

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2019	2018
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$16.3	$20.9
Other current assets	859.2	764.2
Property, plant and equipment, net	13,527.1	12,462.4
Investments	467.8	431.3
Other assets	1,830.3	1,747.2
Total assets	$16,700.7	$15,426.0
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$657.2	$256.5
Commercial paper	337.4	441.2
Other current liabilities	1,059.5	946.4
Long-term debt, net (excluding current portion)	5,533.0	5,246.3
Other liabilities	3,708.5	3,749.9
Equity:
Alliant Energy Corporation common equity	5,205.1	4,585.7
Cumulative preferred stock of Interstate Power and Light Company	200.0	200.0
Total equity	5,405.1	4,785.7
Total liabilities and equity	$16,700.7	$15,426.0

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
	2019	2018
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$1,142.0	$1,030.3
Accounts receivable sold to a third party	(481.6)	(502.6)
Net cash flows from operating activities	660.4	527.7
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(1,538.4)	(1,568.3)
Other	(101.7)	(65.6)
Cash receipts on sold receivables	413.2	605.3
Other	(60.4)	(38.2)
Net cash flows used for investing activities	(1,287.3)	(1,066.8)
Cash flows from financing activities:
Common stock dividends	(337.7)	(312.2)
Proceeds from issuance of common stock, net	390.3	196.6
Proceeds from issuance of long-term debt	950.0	1,500.0
Payments to retire long-term debt	(256.5)	(855.7)
Net change in commercial paper and other short-term borrowings	(103.8)	26.0
Other	(23.2)	(24.0)
Net cash flows from financing activities	619.1	530.7
Net decrease in cash, cash equivalents and restricted cash	(7.8)	(8.4)
Cash, cash equivalents and restricted cash at beginning of period	25.5	33.9
Cash, cash equivalents and restricted cash at end of period	$17.7	$25.5

KEY FINANCIAL AND OPERATING STATISTICS

	December 31, 2019	December 31, 2018
Common shares outstanding (000s)	245,023	236,063
Book value per share	$21.24	$19.43
Quarterly common dividend rate per share	$0.355	$0.335

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Utility electric sales (000s of megawatt-hours)
Residential	1,698	1,706	7,207	7,367
Commercial	1,632	1,590	6,466	6,487
Industrial	2,600	2,747	10,664	10,969
Industrial - co-generation customers	156	242	784	861
Retail subtotal	6,086	6,285	25,121	25,684
Sales for resale:
Wholesale	636	666	2,641	2,833
Bulk power and other	1,123	581	3,953	2,971
Other	8	29	79	96
Total	7,853	7,561	31,794	31,584
Utility retail electric customers (at December 31)
Residential	823,124	817,860
Commercial	142,875	142,192
Industrial	2,486	2,602
Total	968,485	962,654
Utility gas sold and transported (000s of dekatherms)
Residential	10,138	9,926	30,791	29,356
Commercial	7,749	7,135	21,611	21,003
Industrial	1,403	650	3,448	3,030
Retail subtotal	19,290	17,711	55,850	53,389
Transportation / other	25,321	22,471	97,135	90,357
Total	44,611	40,182	152,985	143,746
Utility retail gas customers (at December 31)
Residential	372,534	370,333
Commercial	44,433	44,490
Industrial	355	351
Total	417,322	415,174

Estimated margin increases from impacts of temperatures (in millions) (a) -
	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Electric margins	$5	$4	$14	$32
Gas margins	2	1	8	3
Total temperature impact on margins	$7	$5	$22	$35

(a) Not including the impact of the WPL earnings sharing mechanism and the portion of performance pay associated with temperature impacts on earnings.

	Quarter Ended December 31,			Year Ended December 31,
	2019	2018	Normal	2019	2018	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	2,637	2,602	2,447	7,262	6,868	6,609
Madison, Wisconsin (WPL)	2,624	2,654	2,471	7,397	7,303	6,892
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	13	16	10	805	1,032	790
Madison, Wisconsin (WPL)	4	13	6	657	799	679

(a)
HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.